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                                                                     EXHIBIT 3.6


                CONTRIBUTION, ASSIGNMENT AND AMENDMENT AGREEMENT

         THIS CONTRIBUTION, ASSIGNMENT AND AMENDMENT AGREEMENT, dated as of July 26, 2001, is entered into by and among TEPPCO Partners, L.P., a Delaware limited partnership (the "MLP"); TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership ("TE Products"); TCTM, L.P., a Delaware limited partnership ("TCTM"); Texas Eastern Product Pipeline Company, LLC, a Delaware limited liability company ("TEPPCO"); and TEPPCO GP, Inc., a Delaware corporation ("GP Inc."). TE Products and TCTM are sometimes referred to herein collectively as the "OLPs" and individually as an "OLP."

                                    RECITALS

                  WHEREAS, each of the MLP and the OLPs were formed under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and TEPPCO acts as sole general partner of each of the MLP and the OLPs;

                  WHEREAS, TEPPCO owns a 1.00% general partner interest in the MLP and a 1.0101% general partner interest in each of the OLPs;

                  WHEREAS, the Board of Directors of TEPPCO has determined that it would be in the best interests of TEPPCO and the MLP to contribute TEPPCO's interests in each of the OLPs to the MLP and GP Inc., and to cause GP Inc. to become a wholly-owned corporate subsidiary of the MLP;

                  WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, prior to the date hereof, TEPPCO has formed GP Inc. and contributed $1,000 in exchange for all of the capital stock in GP Inc.;

                  NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. In addition to the capitalized terms defined in the opening paragraph of this Agreement, the following capitalized terms shall have the meanings given below.

                  "Additional OLP Limited Partner Interests" has the meaning set forth in Section 2.2.

                  "Agreement" means this Contribution, Assignment and Amendment Agreement.

                  "Delaware Act" has the meaning assigned to such term in the Recitals to this Agreement.

                  "GP Inc. Common Stock" has the meaning set forth in Section
2.2.



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                  "Laws" means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

                  "MLP Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P. dated as of November 30, 1998, as the same may be amended or restated pursuant to the terms hereof.

                  "OLP Excess Liabilities" means any liability of GP Inc., whether as general partner of each OLP or pursuant to the assumption by GP Inc. of liabilities and obligations of each OLP pursuant to Section 4.1, for liabilities of each OLP existing at the time of the assignment of the Revised OLP General Partner Interests to GP Inc. pursuant to Section 2.1, but only to the extent that TEPPCO's share of such liabilities immediately prior to any assignment under Section 2.1 exceeds TEPPCO's federal income tax basis in its aggregate partnership interest in the OLP.

                  "Revised OLP General Partner Interests" has the meaning set forth in Section 2.1.

                  "TE Products Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of TE Products Pipeline Company, Limited Partnership dated as of July 21, 1998, as the same may be amended or restated pursuant to the terms hereof.

                  "TCTM Partnership Agreement" means the Agreement of Limited Partnership of TCTM, L.P. dated as of November 30, 1998, as the same may be amended or restated pursuant to the terms hereof.

                                   ARTICLE II
            CONTRIBUTIONS OF VARIOUS ASSETS AND PARTNERSHIP INTERESTS

         2.1 Contribution by TEPPCO to GP Inc. TEPPCO hereby grants, contributes, transfers and conveys to GP Inc., its successors and assigns, all right, title and interest in and to a .001% general partner interest in each of the OLPs (the "Revised OLP General Partner Interests") and GP Inc. hereby accepts the Revised OLP General Partner Interests as a contribution to the capital of GP Inc.

         TO HAVE AND TO HOLD the Revised OLP General Partner Interests unto GP Inc., its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

         TE Products and TCTM each acknowledge receipt of the opinion of counsel required in Section 10.2(b) of the TE Products Partnership Agreement and the TCTM Partnership Agreement, respectively.



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         2.2 Contributions by TEPPCO to the MLP. Effective immediately following the contribution and assignment set forth in Section 2.1, TEPPCO hereby grants, contributes, transfers, assigns and conveys to the MLP, its successors and assigns, all right, title and interest of TEPPCO in and to (i) all the issued and outstanding capital stock of GP Inc., consisting of 100 shares of common stock, par value $.01 per share (the "GP Inc. Common Stock") and (ii) its remaining partnership interests in each of the OLPs, which interests, following the assignment of the Revised OLP General Partner Interests pursuant to Section
2.1 and the recharacterization of such remaining interests as limited partner interests as a result of the amendments adopted in Sections 5.1 and 5.2 hereof, consist of a 1.0091% limited partner interest in each of the OLPs (the "Additional OLP Limited Partner Interests"), and the MLP hereby accepts the GP Inc. Common Stock and the Additional OLP Limited Partner Interests, as a contribution to the capital of the MLP and in exchange for the increase in the general partner interest of TEPPCO in the MLP as set forth in Section 5.3 hereof.

         TO HAVE AND TO HOLD the GP Inc. Common Stock and the Additional OLP Limited Partner Interests unto the MLP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

         2.3 Further Assurances. From time to time after the date hereof, and without any further consideration, TEPPCO shall execute, acknowledge and deliver all such additional assignments, stock powers, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully and effectively to assure GP Inc., its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this Agreement granted to GP Inc. with respect to the Revised OLP General Partner Interests or which are intended so to be and (ii) more fully and effectively to vest in the MLP, its successors and assigns, beneficial and record title to the GP Inc. Common Stock and the Additional OLP Limited Partner Interests hereby contributed and assigned to the MLP or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.

                                   ARTICLE III
                    SUCCESSION OF GENERAL PARTNER OF THE OLPS

         3.1 Withdrawal of TEPPCO as General Partner of OLPs. Effective immediately prior to the contribution of the Revised OLP General Partner Interests pursuant to Section 2.1 and, pursuant to Section 12.1(a)(ii) of each of the TE Products Partnership Agreement and the TCTM Partnership Agreement, TEPPCO hereby withdraws as general partner of each of the OLPs and proposes GP Inc. to act and serve as sole general partner of each of the OLPs. TE Products and TCTM each acknowledge receipt of the opinion of counsel required in Section 12.1(b) of the TE Products Partnership Agreement and the TCTM Partnership Agreement, respectively.



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         3.2 GP Inc. as Successor General Partner of OLPs. Effective immediately prior to the later of (i) GP Inc.'s acceptance of the contributions to GP Inc.
of the Revised OLP General Partner Interests pursuant to Section 2.1 and (ii) the withdrawal of TEPPCO as general partner of each of the OLPs, GP Inc. accepts and agrees to duly and timely pay, perform and discharge the rights, duties and obligations of general partner of each of the OLPs and all of the terms and conditions of each of the TE Products Partnership Agreement and the TCTM Partnership Agreement in accordance with Section 11.2 of each of the TE Products Partnership Agreement and the TCTM Partnership Agreement, and GP Inc. agrees to serve as general partner of each of the OLPs and to be bound by each of the TE Products Partnership Agreement and the TCTM Partnership Agreement (and, to the extent applicable, the MLP Partnership Agreement), as each is amended by this Agreement or as may be further amended by the terms of the respective partnership agreement, and GP Inc. is hereby admitted as the successor general partner of each of TE Products and TCTM.

                                   ARTICLE IV
            ASSUMPTION OF AND INDEMNIFICATION FOR CERTAIN LIABILITIES

         4.1 Assumption of Certain Liabilities and Obligations of TEPPCO by GP Inc. In connection with the transfer of the Revised OLP General Partner Interests and the succession by GP Inc. as general partner of each of the OLPs, GP Inc. hereby assumes and agrees to duly and timely pay, perform and discharge all liabilities and obligations of each OLP to the full extent (and only to the extent) that TEPPCO, as general partner of such OLP, has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge such liabilities and obligations; provided, however, that such assumption by GP Inc. is subject to the indemnification provided in Section 4.2.

         4.2 Indemnification of GP Inc. Upon the transfer of the Revised OLP General Partner Interests to GP Inc. pursuant to Section 2.1 hereof, TEPPCO hereby indemnifies, defends and holds harmless GP Inc. from and against any and all claims, demands, costs, liabilities and expenses (including court costs and reasonable attorneys' fees) arising from or relating to the OLP Excess Liabilities.

         4.3 Indemnification Relating to the MLP. Upon the transfer of the GP Inc. Common Stock and the Additional MLP Limited Partner Interest to the MLP pursuant to Section 2.2 hereof, (i) the MLP hereby indemnifies, defends and holds harmless GP Inc. from and against any and all claims, demands, costs, liabilities and expenses (including court costs and reasonable attorneys' fees) arising from or relating to the OLP Excess Liabilities and (ii) TEPPCO hereby indemnifies, defends and holds harmless the MLP from and against any and all claims, demands, costs, liabilities and expenses (including court costs and reasonable attorneys' fees) arising by reason of clause (i) of this paragraph.



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                                    ARTICLE V
                      AMENDMENTS TO PARTNERSHIP AGREEMENTS

         5.1 Amendments to TE Products Partnership Agreement. In order to further the purposes of this Agreement, each of TEPPCO, as withdrawing general partner of TE Products, GP Inc., as successor general partner of TE Products, and the MLP, as limited partner of TE Products, hereby approve and adopt the following amendments to the TE Products Partnership Agreement in accordance with
Article XIV thereof:

         (a) Article II - Definitions is hereby amended by amending the definitions of the following terms to read in their entirety as follows:

         "Investor Partnership Agreement" means the Agreement of Limited Partnership of the Investor Partnership, dated March 7, 1990, as such agreement has been amended or restated, or may in the future be amended or restated in accordance with its terms."

         "Percentage Interest" means as of the date of such determination (a) as to the General Partner, .001% and (b) as to the Limited Partner, 99.999%.

         (b) Section 10.2(b) is hereby amended to read in its entirety as follows:

         "(b) Neither Section 10.2(a) nor any other provision of this Agreement shall be construed to prevent (and the Limited Partner does hereby expressly consent to) (i) the transfer by the General Partner of all or a portion of its Partnership Interest to one or more Affiliates, which transferred Partnership Interest, to the extent not transferred to a successor General Partner, shall constitute a Limited Partner's Partnership Interest or (ii) the transfer by the General Partner of all its Partnership Interest upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest so transferred as a General Partner's Partnership Interest (or the rights and duties of a Limited Partner with respect to the Partnership Interest so transferred as a Limited Partner's Partnership Interest) are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement and the Investor Partnership Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of the Limited Partner or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. In the case of a transfer pursuant to this Section 10.2(b) to a Person proposed as a successor general partner of the Partnership, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution."

         (c) Section 12.3 is hereby amended to read in its entirety as follows:



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         "12.3 Interest of Departing Partner and Successor General Partner. The
         Partnership Interest of a Departing Partner departing as a result of withdrawal or removal pursuant to Section 12.1 or 12.2 shall (unless it is otherwise required to be converted into Units pursuant to Section 13.2(b) of the Investor Partnership Agreement) be purchased by the successor to the Departing Partner for cash in amount equal to the fair market value of the Departing Partner's Partnership Interest, determined as of the effective date of its departure in the manner specified in the Investor Partnership Agreement. Such purchase (or conversion into Units, as applicable) shall be a condition to the admission to the Partnership of the successor as the General Partner. Notwithstanding the foregoing, an assignment of all or any portion of a General Partner's (or Departing Partner's) Partnership Interest to the Investor Limited Partnership as Limited Partner, or to any other Person (other than an individual) the ownership interest of which is then transferred to the Investor Limited Partnership, can be made in exchange for an increased interest in the Investor Limited Partnership and in lieu of a cash purchase."

         (d) In addition to the foregoing amendments to the TE Products Partnership Agreement contained in this Section 5.1, the TE Products Partnership Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of this Agreement.

         5.2 Amendments to TCTM Partnership Agreement. In order to further the purposes of this Agreement, each of TEPPCO, as withdrawing general partner of TCTM, GP Inc., as successor general partner of TCTM, and the MLP, as limited partner of TCTM, hereby approve and adopt the following amendments to the TCTM Partnership Agreement in accordance with Article XIV thereof:

         (a) Article II - Definitions is hereby amended by amending the definitions of the following terms to read in their entirety as follows:

         "Investor Partnership Agreement" means the Agreement of Limited Partnership of the Investor Partnership, dated March 7, 1990, as such agreement has been amended or restated, or may in the future be amended or restated in accordance with its terms."

         "Percentage Interest" means as of the date of such determination (a) as to the General Partner, .001% and (b) as to the Limited Partner, 99.999%.

         (b) Section 10.2(b) is hereby amended to read in its entirety as follows:

         "(b) Neither Section 10.2(a) nor any other provision of this Agreement shall be construed to prevent (and the Limited Partner does hereby expressly consent to) (i) the transfer by the General Partner of all or a portion of its Partnership Interest to one or more Affiliates, which Partnership Interest to the extent not transferred to a successor General Partner, shall be a Limited Partner's Partnership Interest or
         (ii) the transfer by the General Partner of all its Partnership Interest upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described



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         in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the Partnership Interest so transferred as a General Partner's Partnership Interest (or the rights and duties of a Limited Partner with respect to the Partnership
         Interest so transferred as a Limited Partner's Partnership Interest) are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement and the Investor Partnership
         Agreement; provided, that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of the Limited Partner or cause the Partnership to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. In the case of a transfer of a Partnership Interest pursuant to this Section 10.2(b) to a Person proposed as a successor general partner of the Partnership, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution."

         (c) Section 12.3 is hereby amended to read in its entirety as follows:

         "12.3 Interest of Departing Partner and Successor General Partner. The Partnership Interest of a Departing Partner departing as a result of withdrawal or removal pursuant to Section 12.1 or 12.2 shall (unless it is otherwise required to be converted into Units pursuant to Section 13.2(b) of the Investor Partnership Agreement) be purchased by the successor to the Departing Partner for cash in amount equal to the fair market value of the Departing Partner's Partnership Interest, determined as of the effective date of its departure in the manner specified in the Investor Partnership Agreement. Such purchase (or conversion into Units, as applicable) shall be a condition to the admission to the Partnership of the successor as the General Partner. Notwithstanding the foregoing, an assignment of all or any portion of a General Partner's (or Departing Partner's) Partnership Interest to the Investor Limited Partnership as Limited Partner, or to any other Person (other than an individual) the ownership interest of which is then transferred to the Investor Limited Partnership, can be made in exchange for an increased interest in the Investor Limited Partnership and in lieu of a cash purchase."

         (d) In addition to the foregoing amendments to the TCTM Partnership Agreement contained in this Section 5.2, the TCTM Partnership Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of this Agreement.



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         5.3 Amendments to MLP Partnership Agreement. In order to further the purposes of this Agreement and to evidence the increased interest of the general partner in the MLP issued in exchange for the contributions to the MLP made pursuant to Section 2.2 hereof, TEPPCO, as general partner of the MLP, having determined that the following amendments would not materially adversely affect the limited partners of the MLP or have a material adverse effect on the holders of any class of the MLP's outstanding limited partner units, hereby exercises its rights and powers to amend the MLP Partnership Agreement without the approval of any limited partner or assignee pursuant to Section 15.1(d)(i) of the MLP Partnership Agreement, and hereby approves and adopts the following amendments to the MLP Partnership Agreement in accordance with Article 15 thereof:

         (a) Article 2 - Definitions is hereby amended by amending the definitions of the following terms to read in their entirety as follows:

         "Operating Partnerships" means TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, TCTM, L.P., a Delaware limited partnership, and such other Persons that are directly majority-owned by the Partnership and controlled by the Partnership (whether by direct or indirect ownership of the general partner of such Person or otherwise) and established or acquired for the purpose of conducting the business of the Partnership.

         "Operating Partnership Agreements" means the agreements of limited partnership of any Operating Partnership that is a limited partnership, or any limited liability company agreement of any Operating Partnership that is a limited liability company that is treated as a partnership for federal income tax purposes, as such may be amended, supplemented or restated from time to time.

         "Percentage Interest" means as of the date of such determination (a) as to the General Partner, 1.999999% and (b) as to any Limited Partner or Assignee holding LP Units, the product of (i) 98.000001% multiplied by
         (ii) the quotient of (x) the number of LP Units held by such Limited Partner or Assignee divided by (y) the total number of all LP Units then Outstanding; provided, however, that following any issuance of additional LP Units by the Partnership in accordance with Section 4.1 hereof, proper adjustment shall be made to the Percentage Interest represented by each LP Unit to reflect such issuance.

         (b) References in the MLP Partnership Agreement to the defined terms "Operating Partnership" and "Operating Partnership Agreement" are hereby amended to refer to such terms in the plural.

         (c) Section 4.1(d)(i) is hereby amended to read in its entirety as follows:

         "(d) Upon the issuance of any LP Units by the Partnership, the General Partner shall be required to make additional Capital Contributions to the Partnership such that the General Partner shall at all times have a balance in its Capital Account equal to 1.999999% of the total positive Capital Account balances of all Partners."

         (d) Section 5.1(c)(i) is hereby amended to read in its entirety as follows:



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

         "(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.3(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated between the General Partner and the Limited Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

                                    (A) First, to each Partner having a deficit
         balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

                                    (B) Second, 100% to the General Partner and
         to all Limited Partners, in accordance with their respective Percentage Interests, until the Capital Account in respect of each LP Unit then Outstanding is equal to the Unrecovered Capital attributable to such LP Unit;

                                    (C) Third, 100% to the General Partner and
         to all Limited Partners, in accordance with their respective Percentage Interests, until the Per LP Unit Capital Account (determined on a per Unit basis) in respect of each Unit is equal to the sum of (l) the Unrecovered Capital attributable to each such Unit plus (2) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of such Unit for any quarter following December 31, 1994.

                                    (D) Fourth, 85.002627% to all Limited
         Partners, in accordance with their respective Percentage Interests, and 14.997373% to the General Partner until the Per LP Unit Capital Account in respect of each Unit (determined on a per Unit basis) is equal to the sum of (l) the Unrecovered Capital attributable to such Unit, plus
         (2) any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of such Unit for any quarter following December 31, 1994, plus (3) the excess of the First Target Distribution over the Minimum Quarterly Distribution for each quarter of the Partnership's existence, less (4) the amount of any distributions of Cash from Operations that were distributed pursuant to Section 5.4(b) (the sum of (2) plus (3) less (4) is hereinafter defined as the "First Liquidation Target Amount");

                                    (E) Fifth, 75.004647% to all Limited
         Partners, in accordance with their respective Percentage Interests, and 24.995353% to the General Partner until the Per LP Unit Capital Account in respect of each Unit (determined on a per Unit basis) is equal to the sum of (l) the Unrecovered Capital attributable to such Unit, plus
         (2) the First Liquidation Target Amount, plus (3) the excess of the Second Target Distribution over the First Target Distribution for each quarter of the Partnership's existence less (4) the amount of any distributions of Cash from Operations distributed pursuant to Section 5.4(c) (the sum of (2) plus (3) less (4) is hereinafter defined as the "Second Liquidation Target Amount"); and



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

                                    (F) Sixth, the balance, if any, 49.999798%
         to all Limited Partners, in accordance with their respective Percentage Interests, and 50.000202% to the General Partner."

         (e) Sections 5.4 and 5.5 are hereby amended to read in its entirety as follows:

         "5.4 Allocations of Distributions. Available Cash that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.5 shall be distributed as follows:

                           (a) First, 98.000001% to all Limited Partners, in accordance with their respective Percentage Interest, and 1.999999% to the General Partner until there has been distributed in respect of each LP Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

                           (b) Second, 85.002627% to all Limited Partners, in accordance with their respective Percentage Interest, and 14.997373% to the General Partner until there has been distributed in respect of each LP Unit then Outstanding an amount equal to the First Target Distribution;

                           (c) Third, 75.004647% to all Limited Partners, in accordance with their respective Percentage Interests, and 24.995353% to the General Partner until there has been distributed in respect of each LP Unit then Outstanding an amount equal to the Second Target Distribution; and

                           (d) Fourth, 49.999798% to all Limited Partners, in accordance with their respective Percentage Interest, and 50.000202% to the General Partner.

         Provided, however, if the Minimum Quarterly Distribution, the First Target Distribution and the Second Target Distribution have been reduced to zero pursuant to Section 5.7(a)(ii), then distributions of Available Cash constituting Cash from Operations with respect to any quarter will be made 98.000001% to all Limited Partners in accordance with their respective Percentage Interest and 1.999999% to the General Partner until there has been distributed in respect of each LP Unit then Outstanding Cash from Operations since Partnership Inception equal to the Minimum Quarterly Distribution (as from time to time adjusted) for all periods since Partnership Inception, and thereafter in accordance with Section 5.4(d) above.

         5.5 Distributions of Cash from Interim Capital Transactions. Available Cash that constitutes Cash from Interim Capital Transactions shall be distributed, unless the provisions of Section 5.3 require otherwise, 98.000001% to all Limited Partners, in accordance with their respective Percentage Interests, and 1.999999% to the General Partner until a hypothetical holder of a Unit acquired at the time of the Initial Offering has received with respect to each Unit, from Partnership Inception through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount per LP Unit equal to the Initial Unit



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

         Price. Thereafter, all Available Cash shall be distributed as if it were Cash from Operations and shall be distributed in accordance with
         Section 5.4."

         (f) In addition to the foregoing amendments to the MLP Partnership Agreement contained in this Section 5.1, the MLP Partnership Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of this Agreement.

         5.4 Restatement of Partnership Agreements. Each of the partners of the MLP and the OLPs that is a party hereto agrees to execute and deliver a restated and amended version of each of the MLP Partnership Agreement, the TE Products Partnership Agreement and the TCTM Partnership Agreement to which it is a party incorporating the amendments to such agreement adopted by this Agreement together with such other amendments intended to clarify the agreement as the general partner of such limited partnership determines as are appropriate and not having a material adverse effect on the limited partners of the partnership, and in the case of the MLP, the holders of outstanding LP Units therein.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

         6.2 Consents; Restriction on Assignment. If there are prohibitions against or conditions to the contribution and assignment of one or more portions of the assets contributed pursuant to Sections 2.1 and 2.2 without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature that are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate the MLP's or GP Inc.'s rights with respect to such portion of the contributed assets (herein called a "Restriction"), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the contributed assets (herein called the "Restriction-Asset") pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restriction-Asset subject thereto shall become effective automatically as of the date of this Agreement, without further action on the part of the MLP, GP Inc., TEPPCO or either of OLPs and TEPPCO agrees to use its reasonable best efforts to obtain satisfaction of any Restriction on a timely basis. In the event that any Restriction-Asset exists, TEPPCO agrees to hold such Restriction-Asset in trust for the exclusive benefit of the assignee, the MLP or GP Inc., as the case may be, and to otherwise use its reasonable best efforts to provide the assignee with the benefits thereof, and TEPPCO will enter into other agreements, or take such other action as it may deem reasonably necessary, in order to help ensure that such assignee is entitled to the benefits of the contributed assets and concomitant rights in all material respects as of the date of this Agreement.

         6.3 Costs. The MLP shall pay all sales, use and similar taxes arising out of the contributions, assignments and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, the MLP shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys' fees) incurred in connection with the satisfaction or waiver of any Restriction pursuant to Section 6.2.

         6.4 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles, Sections and Exhibits of this Agreement, respectively, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

         6.5 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

         6.6 No Third-Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

         6.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

         6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the contributed assets are deemed located, shall apply.

         6.9 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

         6.10 Assignment. To the extent required by applicable law, this Agreement shall also constitute an "assignment" of the assets transferred and contributed as set forth in Article II hereof.

         6.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

         6.12 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.


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                                      -13-

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                       TEPPCO PARTNERS, L.P., a Delaware limited partnership

                                       By: Texas Eastern Products Pipeline
                                           Company, LLC, a Delaware limited
                                           liability company, as general partner

                                       By: /s/ Charles H. Leonard
                                          --------------------------------------
                                       Name: Charles H. Leonard
                                       Title: Senior V.P., C.F.O. & Treasurer



                                       TE PRODUCTS PIPELINE COMPANY, LIMITED
                                       PARTNERSHIP, a Delaware limited
                                       partnership

                                       By: Texas Eastern Products Pipeline
                                           Company, LLC, a Delaware limited
                                           liability company, as general partner

                                       By: /s/ Charles H. Leonard
                                          --------------------------------------
                                       Name: Charles H. Leonard
                                       Title: Senior V.P., C.F.O. & Treasurer



                                       TCTM, L.P., a Delaware limited
                                       partnership

                                       By: Texas Eastern Products Pipeline
                                           Company, LLC, a Delaware limited
                                           liability company, as general partner

                                       By: /s/ Charles H. Leonard
                                          --------------------------------------
                                       Name: Charles H. Leonard
                                       Title: Senior V.P., C.F.O. & Treasurer

                                       TEXAS EASTERN PRODUCTS PIPELINE COMPANY,
                                       LLC, a Delaware limited liability company



                                       By: /s/ Charles H. Leonard
                                          --------------------------------------
                                       Name: Charles H. Leonard
                                       Title: Senior V.P., C.F.O. & Treasurer



                                       TEPPCO GP, INC., a Delaware corporation



                                       By: /s/ William L. Thacker
                                          --------------------------------------
                                       Name: William L. Thacker
                                       Title: Chief Executive Officer